EMPLOYMENT AGREEMENT


THIS AGREEMENT is made and entered into as of this 21st day of November, 1996, by and between NAVARRE CORPORATION, a Minnesota corporation (the "Company"), and GUY M. MARSALA, a resident of the State of Minnesota ("Executive").

                              W I T N E S S E T H:

WHEREAS, it is the desire of the parties to enter into this employment agreement on the terms and conditions contained herein.

NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants and obligations of this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. EMPLOYMENT. Subject to all of the terms and conditions of this Agreement, the Company hereby employs Executive, and Executive hereby accepts employment with the Company, as its Chief Operating Officer.

2. DUTIES AS CHIEF OPERATING OFFICER. The services of Executive are exclusive to the Company. Executive will devote substantially all of his business hours to, and make the best use of his energy, knowledge and training in, performing his duties as Chief Operating Officer of the Company within the general guidelines established by the Chief Executive Officer of the Company as the same may, from time to time, be modified by the Company's Board of Directors. Executive will always report to the Chief Executive Officer of the Company and have all the duties normally subscribed to the Chief Operating Officer. Notwithstanding anything in this Agreement to the contrary, the duties of Executive under this Agreement do not (i) require Executive to relocate his principal office or residence from the Minneapolis/St. Paul, Minnesota metropolitan area without the prior written consent of Executive, or (ii) prevent Executive from owning, directly or indirectly, securities of, or otherwise participating in the ownership of, any publicly-owned business, trade, industry or venture. Executive will perform his duties in a competent and professional manner, consistent with that expected of a chief operations officer of the Company.

3. TERM. Subject only to earlier termination in accordance with Section 5 of this Agreement, Executive's term of employment shall commence on the date hereof and continue for a period of one (1) year (the "Initial Term"). Upon the expiration of the Initial Term, this Agreement shall be automatically renewed for successive additional one (1)-year terms unless this Agreement is terminated in writing by either party hereto at least sixty (60) days prior to the expiration of the Initial Term or any subsequent renewal term. The Initial Term and any subsequent renewal terms shall be referred to collectively herein as the "Employment Period."


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4.       COMPENSATION. As compensation for all of Executive's services under this Agreement, the Company agrees to pay Executive during the Employment Period and on retirement, and Executive agrees to accept the following:

         (a) BASE SALARY. A base salary of $195,000 per annum (the "Base Salary"), payable in accordance with the Company's standard payroll practices. On each anniversary of this Agreement, the Base Salary shall be adjusted by the Chief Executive Officer based upon the level of performance by Executive.

         (b) PERFORMANCE BONUS. As additional compensation for Executive, Executive shall be eligible to receive a bonus determined by the Chief Executive Officer based on a mutually agreed upon MBO program, with a maximum bonus (the "Bonus") equal to 60% of the Base Salary of Executive. Executive's Bonus shall be paid semi-annually not later than 45 days after March 31 and September 30 of each year.

         (c)      STOCK OPTIONS. As outlined in Addendum 1.

         (d)      BENEFITS.

                  (i) EXPENSES. The Company shall reimburse Executive for any and all ordinary, necessary and reasonable business expenses that Executive incurs in connection with the performance of his duties under this Agreement, including entertainment, telephone, travel and miscellaneous expenses, provided that Executive provides the Company with documentation for such expenses in a form sufficient to sustain the Company's deduction for such expenses under Section 162 of the Internal Revenue Code of 1986, as amended.

                  (ii) MEDICAL AND DISABILITY INSURANCE. The Company shall provide Executive with the same medical, dental and disability insurance coverage provided to other officers of the Company.

                  (iii) LIFE INSURANCE. Subject to passing the physical examination required by the Company's insurance carrier, the Company shall provide Executive with a $250,000 term life insurance policy insuring Executive's life during the term of Executive's employment with the Company and the Company shall pay all premiums thereon. Such policy shall be owned by the Executive and shall be payable to such beneficiary or beneficiaries as Executive directs by written instrument delivered to the Company or the insurer under the life insurance policy.

                  (iv) VACATION; SICK LEAVE. Executive shall be entitled to a paid vacation period of four (4) weeks each year, which may be taken at any time subject to the Company's business needs, plus nine paid holidays per year. Executive shall have sick leave of six days per year accruing at the rate of one-half day per month.


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                  (v)      AUTOMOBILE EXPENSES. The Company agrees to provide
                           Executive an automobile allowance of $750 per month to be applied towards Executive's purchase or lease of a car. In addition, the Company will pay or reimburse the Executive for all reasonable costs of licensing, sales taxes, property taxes, maintenance, repair, oil, gasoline and insurance for such automobile. Executive agrees that he shall operate any automobile provided by the Company with "reasonable care". In addition, Executive agrees that his use of any automobile provided hereunder is subject to the Company's business use policy, as such policy may from time to time be determined by the Board of Directors of the Company, and that Executive shall be responsible for gas, oil and any taxes with respect to his personal use of any automobile provided hereunder.

                  (vi) BENEFIT CHANGES. No reference in this Agreement to any policy or any employee benefit plan established or maintained by the Company shall preclude the Company from changing any such policies or amending or terminating any such benefit plans if a substantially similar benefit is provided to Executive by the Company.

                  (vii) OTHER PLANS. Nothing contained herein is intended to or shall be deemed to be granted to Executive in lieu of any rights or privileges which Executive may be entitled to as an employee of the Company under any other policies or benefit plans that are currently in effect or that may hereafter be adopted. Executive shall be entitled to participate in any other employee benefit plans of the Company generally applicable to officers of the Company, its divisions or subsidiaries, occupying similar positions as Executive, including, but not limited to, any profit sharing, 401(k), pension, stock option, stock appreciation rights, stock ownership, health, medical, dental, vacation, insurance or other employee benefit plans.

5. TERMINATION. This Agreement may not be terminated prior to the end of the Employment Period except as follows:

         (a) BY THE COMPANY FOR COMPANY CAUSE. The Company may terminate this Agreement for Company Cause upon Executive's material breach of this Agreement. Except as to subparagraph (iii) below, the Company shall give Executive thirty (30) days' advance written notice of such termination, which notice shall be via registered mail, return receipt requested, and which shall describe in detail the acts or omissions which the Company believes constitute such breach. The Company shall not be allowed to terminate this Agreement pursuant to this
                  Section 5(a) if Executive is able to cure such breach within thirty (30) days following delivery of such notice. However, in no event shall a breach of the provisions of Sections 5(a)(iii) or 7 be subject to cure. Acts or omissions which constitute a material breach of this Agreement constituting "Company Cause" shall be limited strictly to the following:


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                  (i)      Any material breach by Executive of his obligations
                           under this Agreement;

                  (ii) Gross misconduct of Executive which is manifestly injurious to Company; and

                  (iii) Any fraud, theft or embezzlement by Executive of the Company's assets, or any other unlawful or criminal act which is punishable as a felony.

         (b) DEATH. Subject to the provisions of Section 6, this Agreement shall terminate upon Executive's death.

         (c) DISABILITY. This Agreement shall terminate upon Executive's total and/or permanent Disability which renders him incapable of performing his duties hereunder for a period of six (6) months or more.

         (d) BY EXECUTIVE FOR EXECUTIVE CAUSE. Executive shall have the right to terminate this Agreement upon thirty (30) days' written notice to the Company upon the occurrence, without Executive's express written consent, of any one or more of the following events, provided that Executive shall not have the right to terminate this Agreement if the Company is able to cure such event within thirty (30) days following delivery of such notice:

                  (i)      The Company is in material breach of this Agreement;

                  (ii) Executive is removed without his written consent as the Chief Operating Officer of the Company and such removal is not pursuant to Section 5(a) hereof;

                  (iii) The Company's requiring Executive to be based anywhere other than the Minneapolis/St. Paul, Minnesota metropolitan statistical area, except for required travel on the Company's business to an extent substantially consistent with the business travel obligations which Executive has typically undertaken on behalf of the Company prior to the date of this Agreement; or

                  (iv) Any purported termination by the Company of this Agreement or the employment of Executive by Company which is not expressly authorized by this Agreement or any breach of this Agreement by the Company which is not remedied by the Company within thirty (30) days after the Company's receipt of notice thereof from Executive.

6.       PAYMENTS UPON TERMINATION.

         (a) DEATH. In the event that this Agreement is terminated due to Executive's death, Executive's estate shall be paid (i) his Base Salary and prorated Bonus through the end of the month in which his death occurred, (ii) his accrued but unpaid


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                  vacation pay for the year in which his death occurred, pro rated to the date of his death, and (iii) any unpaid expense reimbursement.

         (b) DISABILITY. In the event that this Agreement is terminated due to Executive's Disability, Executive shall be paid (i) his Base Salary and prorated Bonus through the end of the 6th month which defines the disability period (ii) his accrued but unpaid vacation pay for the year in which such Disability occurred, pro rated to the date of such Disability, and (iii) any unpaid expense reimbursement.

         (c)      TERMINATION FOR CAUSE. If Executive is terminated pursuant to
                  Section 5(a) hereof or he terminates his own employment to accept another position, the Company shall pay to Executive
                  (i) his Base Salary through the termination date after receiving the written notice as required herein and (ii) any unpaid expense reimbursement.

         (d) TERMINATION WITHOUT COMPANY CAUSE. In addition to any other rights granted Executive hereunder, if the Company should terminate this Agreement other than in accordance with Section 5(a), 5(b) or 5(c) hereof, the Company shall pay to Executive an additional amount equal to his Base Salary and prorated Bonus for twelve (12) months, according to the current standard payroll practice.

         (e) CHANGE OF CONTROL AND OWNERSHIP. In the event that (i) Executive's employment with the Company is terminated by the Company other than in accordance with Sections 5(a), (b), or
                  (c) hereof during the Employment Period and (ii) such termination occurs after a Change in Control (as defined hereinbelow), Company shall pay Executive a cash bonus ("Severance Payment") in an amount equal to Executive's Average Annual Compensation (as defined hereinbelow).

                  For purposes of this Agreement, "Change in Control" shall mean
                  (i) the sale of all or substantially all of the assets of the Company, (ii) the acquisition by any means of more than fifty percent (50%) of the issued and outstanding voting stock of the Company by any entity, person or group of persons acting in concert, or (iii) the merger of the Company with, or the consolidation of the Company into, another corporation or entity.

                  For purposes of this Agreement, "Average Annual Compensation" shall mean the average of all taxable compensation and fringe benefits paid to or on behalf of Executive by Company, based on the five (5) most recent calendar years (or the entire length of Executive's employment if less than five (5) years). Amounts payable pursuant to this Section 6(e) shall be in addition to, and not in lieu of, all other compensation, rights and benefits accruing or afforded to Executive pursuant to this Agreement.

7.       OWNERSHIP OF PROPERTIES; CONFIDENTIALITY; EXCLUSIVITY; INVESTMENTS.

         (a) OWNERSHIP OF PROPERTIES. The Company, as employer, shall own, and Executive hereby transfers and assigns to the Company, all rights in and to any material and/or ideas written, suggested or submitted by Executive during the Employment Period and all other results and proceeds of his services under this Agreement (the "Properties"). Without limiting the generality of the foregoing, these rights shall include all motion picture, television, radio, dramatic, musical, publication and other rights in and to the Properties, including the sole and exclusive right to photograph and record the same with or without dialogue, music and other sounds synchronously recorded, and to perform, exhibit, distribute, reproduce, transmit, broadcast or otherwise communicate the same and/or motion picture, dramatic or other versions or adaptations thereof, theatrically, non-theatrically and/or by means of television, radio, the legitimate stage and/or any other means now known or hereafter devised and to manufacture, publish, or vend printed and/or recorded versions or adaptations thereof, either publicly or privately and for profit or otherwise. The Company and its licensees and assigns shall have the right to adapt, change, revise, delete from, add to and/or rearrange the Properties or any part thereof written or submitted by Executive and to combine the same with other works to any extent, and to change or substitute the title thereof and in this connection Executive hereby waives any so-called "moral rights" of authors. Executive agrees to execute and deliver to the Company such releases, assignments or other instruments as the Company may require from time to time to evidence its ownership of the results and proceeds of Executive's services hereunder' provided, however, that nothing in this Section 7(a) shall be deemed in any manner to restrict or qualify Executive's ownership or right to exploit Executive's personal memoirs.

                  The requirements of this Section 7(a) do not apply to Properties for which no equipment, facility or confidential information of the Company was used and which were developed entirely on Executive's own time, and which (i) do not relate directly to the Company's business or to the Company's actual research or development, or (ii) do not result from any work Executive performed for the Company. Except as previously disclosed to the Company in writing, Executive does not have and will not assert any claims to or rights under any Properties as having been made, conceived, authored or acquired by Executive prior to his employment by the Company.

         (b) CONFIDENTIALITY. Executive acknowledges that his services will, throughout the Employment Period, bring Executive in close contact with many confidential affairs of the Company and its affiliates, including information about costs, profits, financial data, markets, trade secrets, sales, products, computer programs, key personnel, pricing policies, customer lists, development projects, operational methods, technical processes, plans for future development, business affairs and methods and other information not readily available to the public. Executive further acknowledges that the businesses of the Company and its affiliates are international in scope, that their products are marketed throughout the world, that the Company and its affiliates compete in nearly all of their business activities with other organizations which are or could be located in nearly any part of the world and that the nature of Executive's services, position and expertise are such that he is capable of competing with the Company and its affiliates from nearly any location in the world. In recognition of the foregoing Executive covenants and agrees:

                  (i) that Executive will keep secret all material confidential matters of the Company and its affiliates which are not otherwise in the public domain and will not disclose them to anyone outside of the Company or its affiliates, either during or after the Employment Period, except with the Company's written consent and except for such disclosure as is necessary in the performance of Executive's duties during the Employment Period; and

                  (ii) that Executive will deliver promptly to the Company on termination of his employment with the Company or at any other time the Company may so request, at the Company's expense, all confidential memoranda, notes, records, reports and other documents (and all copies thereof) relating to the Company's and its affiliates' business, which Executive obtained while employed by, or otherwise serving or acting on behalf of, the Company or which the Executive may then possess or have under his control.

         (c) EXCLUSIVITY. Executive agrees that during his employment with the Company, he will not alone, or in any capacity with another entity or person, (i) engage in any commercial activity that competes with the Company's business, as it is conducted during the Employment Period, within any state of the United States, (ii) in any way interfere or attempt to interfere with the Company's relationships with any of its current or potential customers, or (iii) attempt to employ any of the Company's then employees on behalf of any other entities competing with the Company. Executive further acknowledges that all services of Executive shall be exclusive to the Company, and that Executive's performances and services hereunder are of a special, unique, unusual, extraordinary and intellectual character which gives them peculiar value. Executive understands that the Company may be entitled to injunctive and other equitable relief to prevent a breach or threatened breach of this Agreement, which shall be in addition to any other rights or remedies to which the Company may be entitled. For purposes of this Section 7(c), the term "Company" shall include the Company, its successors, assigns and affiliates.

         (d) INVESTMENTS. Notwithstanding anything contained herein to the contrary, during the Employment Period Executive may acquire and/or retain, solely as an investment, and take customary actions to maintain and preserve Executive's ownership of:

                  (i) securities of any corporation which are registered under Sections 12(b) or 12(g) of the Securities Exchange Act of 1934 and which are publicly traded, so long as Executive is not part of any control group of such corporation; and

                  (ii) any securities of a partnership, trust, corporation, limited liability company or other entity so long as
                           (i) Executive remains a passive investor in that entity and does not become part of any control group thereof (except in a passive capacity) and (ii) such entity is not, directly or indirectly, in competition with the Company or its affiliates, regardless of whether Executive is a passive investor or part of any control group thereof.

8. REMEDIES. The parties hereto recognize and agree that, because the material breach of this Agreement or any part hereof would result in damages difficult to ascertain, upon any allegation of material breach of this Agreement, either party hereto shall be entitled:

         (a) PROCEEDINGS. To institute proceedings in a court located in the State of Minnesota to enjoin the breach, termination, or threatened termination of this Agreement. Such injunctive remedy shall be in addition to and not in lieu of any right to recover money damages for any such breach.

         (b) COSTS AND EXPENSES. The parties in any action brought concerning the breach or termination of this Agreement shall be solely responsible for their own costs and expenses, including attorney's fees incurred or associated with the enforcement of any covenant of this Agreement.

9.       MISCELLANEOUS.

         (a) SUCCESSORS AND ASSIGNS. This Agreement is binding on and inures to the benefit of the Company's successors and assigns, provided, however, that this Agreement may not be assigned by any of the parties hereto without the prior written consent of each of the parties hereto. This Agreement shall be binding upon and inure to the benefit of any successor of the Company, and any such successor shall absolutely and unconditionally assume all of the Company's obligations hereunder.

         (b) OFFSETS. Amounts payable to Executive pursuant to this Agreement may reduced for purposes of offsetting, either directly or indirectly, any indebtedness or liability of Executive to Company.


         (c) COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

         (d) CONSTRUCTION. Wherever possible, each provision of this Agreement will be interpreted so that it is valid under the applicable law. If any provision of this Agreement is to any extent invalid under the applicable law, that provision will still be effective to the extent it remains valid. The remainder of this Agreement also will continue to be valid, and the entire Agreement will continue to be valid in other jurisdictions.

         (e) WAIVERS. No failure or delay by either the Company or Executive in exercising any right or remedy under this Agreement will waive any provision of this Agreement, nor will any single or partial exercise by either the Company or Executive of any right or remedy under this Agreement preclude either of them from otherwise or further exercising these rights or remedies, or any other rights or remedies granted by any law or any related document.

         (f) CAPTIONS. The headings in this Agreement are for convenience of reference only and do not affect the interpretation of this Agreement.

         (g) MODIFICATION/ENTIRE AGREEMENT. This Agreement may not be altered, modified or amended except by an instrument in writing signed by all of the parties hereto. No person, whether or not an officer, agent, employee or representative of any party, has made or has any authority to make for or on behalf of that party any agreement, representation, warranty, statement, promise, arrangement or understanding not expressly set forth in this Agreement or in any other document executed by the parties concurrently herewith. This Agreement and all other documents executed by the parties concurrently herewith constitute the entire agreement between the parties and supersede all express or implied, prior or concurrent, with respect to the subject matter hereof.

         (h) GOVERNING LAW. The laws of the State of Minnesota shall govern the validity, construction and performance of this Agreement. Any legal proceeding related to this Agreement shall be brought in an appropriate Minnesota court, and each of the parties hereto hereby consents to the exclusive jurisdiction of the courts of the State of Minnesota for this purpose.

         (i) NOTICES. All notices and other communications required or permitted under this Agreement shall be in writing and sent by registered first class mail, postage prepaid, and shall be deemed received five (5) days after mailing to the addresses stated below:

                  If to the Company:

                         Navarre Corporation
                         7400 49th Avenue North
                         New Hope, Minnesota 55428
                         Attention: Chief Executive Officer

                         With a copy to:

                         Scott J. Dongoske, Esq.
                         Winthrop & Weinstine, P.A.
                         3000 Dain Bosworth Plaza
                         60 South Sixth Street
                         Minneapolis, Minnesota 55402

                  If to Executive:

                         Guy M. Marsala
                         28060 Boulder Bridge Drive
                         Shorewood, MN  55331

         (j) SURVIVAL. Notwithstanding the termination of this Agreement or Executive's employment with the Company, the terms of this Agreement concerning rights and remedies of the parties shall survive such termination and shall govern in perpetuity all rights, disputes, claims or causes of action arising out of or in any way related to this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                           NAVARRE CORPORATION



By: /s/ Eric H. Paulson                    /s/ Guy M. Marsala
    -----------------------------------    -----------------------------------
    Its President                           GUY M. MARSALA
        -------------------------------


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                   ADDENDUM 1 TO MARSALA EMPLOYMENT AGREEMENT



Guy Marsala will receive a 1-year stock option for 100,000 shares of Navarre Common Stock. The option price will be based on the closing price of Navarre's stock on the NASDAQ exchange on the day Guy Marsala received the offer from Navarre Corporation, November 11, 1996.

After the completion of a successful fiscal year, Guy Marsala will receive an additional 5-year stock option for no less than 100,000 shares of Navarre Common Stock. Such options shall be issued pursuant to the Company's standard stock option plan, with pricing and other terms of the options determined in accordance with such plan.

                   ADDENDUM 2 TO MARSALA EMPLOYMENT AGREEMENT



6.(d) Termination Without Company Cause. For the duration of the severance period or until suitable new employment is obtained, Executive will continue to be eligible for all current benefits as well as executive outplacement assistance at the local company of his choice.


GMM                         (illegible)
11/21/96                    11/24/96